Exhibit 10.5.9

FORM OF CEO SIGN-ON RSU AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT

CONAGRA BRANDS, INC. 2023 STOCK PLAN

This Restricted Stock Unit Agreement, hereinafter referred to as the “Agreement”, is made between Conagra Brands, Inc., a Delaware corporation (“Conagra” or the “Company”), and the undersigned employee of the Company (the “Participant”).

Award Grant. Conagra hereby grants Restricted Stock Units (“RSUs”, and each such unit an “RSU”) to the Participant under the Conagra Brands, Inc. 2023 Stock Plan, as amended (the “Plan”), as follows, effective as of the Date of Grant set forth below:

Participant:

Number of RSUs:

Date of Grant:

Vesting Schedule:Vesting Date(s):Portion of Award Vesting:

Dividend Equivalents: Dividend equivalents on the RSUs will not be paid or accumulated.

Please read this Agreement and the Plan carefully. Conagra has caused this Agreement to be executed effective as of the Date of Grant. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. If the Participant does not wish to receive the grant of RSUs and/or the Participant does not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement and the Plan, then the Participant must reject the RSUs no later than 11:59 p.m., Pacific Time, on the 90th calendar day following the Date of Grant by (1) indicating the Participant's rejection on the "Grant Acceptance" page of the Merrill Lynch Benefits Online website or (2) contacting the Merrill Lynch call center. The RSUs will only be cancelled if the Participant takes one of these affirmative actions. The Participant's failure to validly reject the RSUs prior to the deadline will constitute the Participant's acceptance of the RSUs with its terms and conditions, as set forth in this Agreement and the Plan.

CONAGRA BRANDS, INC.

By: Date:

2.Definitions. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan unless otherwise specifically defined below or elsewhere in this Agreement.

(a)“Cause” shall have the same meaning as set forth in the letter agreement between the Company and Participant, dated April 8, 2026 (the “Letter Agreement”).

(b)“Continuous Employment” means the absence of any interruption or termination of employment with the Company and the performance of substantial services. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service.

(c)“Disability” shall have the same meaning as “Permanent Disability” as set forth in the Letter Agreement.

(d)“Good Reason” shall have the same meaning as set forth in the Letter Agreement.

(e)“Involuntary Termination” means a Separation from Service by the Company without Cause.

(f)“Separation from Service,” “termination of employment” and similar terms shall have the same meaning as set forth in the Letter Agreement.

(g)“Settlement Amount” means one share of Stock for each Vested RSU.

(h)“Specified Employee” is as defined under Code Section 409A and Treasury Regulation Section 1.409A-1(i).

(i)“Successor Company” means any successor entity to the Company in connection with and following a Change of Control.

(j)“Successors” means the beneficiaries, executors, administrators, heirs, successors and assigns of a person.

3.Vesting of RSUs.

(a)Normal Vesting. Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the respective Vesting Date(s) as set forth in Section 1, then the RSUs subject to such Vesting Date(s) shall become nonforfeitable (“vest”, “Vest” or similar terms).

(b)Termination of Employment. If, prior to the Vesting Date(s) set forth in Section 1, the Participant’s employment with the Company terminates:

(i)by reason of the Participant’s death then all unvested RSUs evidenced by this Agreement, shall become Vested to the extent such RSUs have not previously been forfeited;

(ii)by reason of Disability, Good Reason, or Involuntary Termination, a pro rata portion of the RSUs determined by (1) multiplying the total number of RSUs evidenced by this Agreement by a fraction, (x) the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the Participant’s Separation from Service and (y) the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the final Vesting Date, and taking the product (2) less any RSUs previously Vested or forfeited under this Agreement, rounded down to the nearest whole number of RSUs, shall become Vested;

(iii) for Cause, then all outstanding RSUs, whether Vested or unvested, shall be immediately forfeited without further consideration to the Participant; or

(iv)by any reason of termination not set forth in paragraphs (i), (ii) or (iii) above, then all outstanding unvested RSUs shall be immediately forfeited without further consideration to the Participant.

(c)Accelerated Vesting in Connection with a Change of Control.

(i)If a Change of Control occurs and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all unvested RSUs evidenced by this Agreement shall become Vested, except to the extent (A) such RSUs have previously been forfeited, or (B) a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”). If the Participant’s employment with the Company (or any Successor Company) is terminated by the Participant for Good Reason or by the Company (or Successor Company) other than for Cause, in each case within a period of two years after the Change of Control, to the extent that the Replacement Award has not previously been Vested or forfeited, all RSUs evidenced by the Replacement Award shall become Vested.

(ii)For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to U.S. publicly traded equity securities of the Company (or any Successor Company) in the Change of Control (or another U.S. publicly traded entity that is affiliated with the Company (or any Successor Company) following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 3(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(iii) If a Replacement Award is provided, any outstanding RSUs that are not subject to a "substantial risk of forfeiture" (within the meaning of Code Section 409A) at the time of the Change of Control shall be deemed to be Vested at the time of such Change of Control.

(d)Forfeiture of Unvested RSUs. Subject to Section 3(b)(iv), any RSUs that have not Vested pursuant to Section 3(a), Section 3(b), or Section 3(c) as of the final Vesting Date shall be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be in Continuous Employment prior to the final Vesting Date for any reason other than as described in Section 3(b) or Section 3(c)).

4.Settlement of RSUs.

(a)Time of Settlement. To the extent not previously forfeited or settled, the Company shall pay the Settlement Amount for each Vested RSU upon the earliest of the following dates:

(i)	The Vesting Date for each applicable Vested RSU (or within 30 days thereafter);
(ii)	Within 60 days of the Participant’s death;
(iii)	Within 60 days of the Participant’s Separation from Service by reason of Disability, Involuntary Termination, or Good Reason; and
(iv)	A Change in Control provided such Change of Control would qualify as a permissible date of distribution under Code Section 409A(a)(2)(A)(v), and the regulations thereunder.

Notwithstanding any provision in this Agreement, the settlement of such RSUs pursuant to this Section 4(a)(ii) shall in all events occur within the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4).

(b)Payment of Taxes Upon Settlement. As a condition of the delivery of the Settlement Amount, the Participant agrees that the Company shall withhold a sufficient number of shares of Stock from the Settlement Amount any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum amount of taxes that is required to be withheld. To the extent permitted under the Plan, the Committee may allow for additional withholding of taxes.

(c)Specified Employee. Notwithstanding anything (including any provision of this Agreement or the Plan) to the contrary, if the Participant is a Specified Employee and if the RSUs are subject to Code Section 409A, settlement of the Participant’s RSUs on account of a Separation from Service shall be delayed for a period of six months to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2). In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest shall be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Code Section 409A. Dividend equivalents shall not be paid with respect to any dividends that would have been paid during the delay.

(d)Beneficiary Designation. In the case of the Participant’s death, settlement of the Participant’s RSUs will be made to the Participant’s designated beneficiary or, if no beneficiary is so designated, the Participant’s surviving spouse (if married) or estate (if not married).

5.Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.

6.Rights as Stockholder. The Participant, or his/her Successors, shall have no rights as a stockholder with respect to any RSUs covered by this Agreement, and, subject to Section 9, no adjustment shall be made for dividends or distributions or other rights in respect of such RSUs.

7.Forfeitures and Recoupment. In addition to this Agreement, the RSUs and any shares of Stock issued or transferred to the Participant pursuant to the RSUs shall be subject to and remain subject to any incentive compensation clawback or recoupment policies of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant and such RSUs or Stock. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold the shares of Stock and other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement and the Policy conflict, the terms of the Policy shall prevail. Relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Policy from and after the effective date thereof.

8. No Dividend Equivalents. No dividend equivalents will be paid or accumulated on the RSUs.

9.Adjustments Upon Changes in Capitalization. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of RSUs subject to this Agreement and in the other terms of these RSUs; provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs.

10.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Chicago, Illinois, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive a Settlement Amount upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.

11.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each Successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights that the Participant or his/her Successors may have in respect to the Plan or this Agreement.

12.No Right to Continued Employment. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company.

13.Resolution of Disputes. Any dispute or disagreement that should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

14.Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with or be exempt from Code Section 409A and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Code Section 409A. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Participant to the additional tax, interest or penalties that may be imposed under Code Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

15.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

16.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Additional Terms and Conditions.

(a)Conagra reserves the right to impose other requirements on the RSUs, any shares of Stock acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent Conagra determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(b)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purpose of clarification, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.